Exhibit 99.1

Iridex Reports First Quarter 2026 Financial Results

2026 Guidance Affirmed

MOUNTAIN VIEW, Calif., May 19, 2026 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the first quarter ended April 4, 2026.

First Quarter 2026 Financial Highlights

•
Generated total revenue of $11.8 million, compared to $11.9 million in the prior year period
•
Cyclo G6® product family revenue was $3.6 million, representing growth of 14% year-over-year compared to $3.2 million in the prior year period
o
Sold 15,500 Cyclo G6 probes compared to 13,900 in the prior year period
o
Sold 24 Cyclo G6 Glaucoma Laser Systems compared to 24 in the prior year period
•
Retina product revenue was $5.8 million compared to $6.6 million in the prior year period
•
Reduced operating expenses by 4% compared to the prior year period

“Looking back at the first quarter of 2026, I am encouraged by our execution across the business as first quarter results were in line with our expectations, building the foundation for a cash flow positive fiscal year,” said Patrick Mercer, President and CEO of Iridex. “Our U.S. glaucoma business delivered solid growth, and our cost structure improvements are flowing through as planned. We remain confident in our ability to deliver on the priorities we’ve outlined: expanding G6 utilization, advancing regulatory approvals, and continuing to drive gross margin improvement.”

First Quarter 2026 Financial Results

Total revenue for the three months ended April 4, 2026 was $11.8 million, representing a decline of 1% compared to the first quarter of 2025. The decrease in revenue was primarily driven by a decrease in retina system sales, partially offset by increases in glaucoma probe sales and service and other revenues. Total retina product revenue was $5.8 million compared to $6.6 million in the prior year period. The decrease was primarily due to international supply constraints and delayed regulatory approvals, offset by strength in U.S. retina sales. Total product revenue from the Cyclo G6 product family was $3.6 million, representing growth of 14% compared to $3.2 million in the prior year period. Other revenue increased $0.2 million to $2.3 million, driven primarily by an increase in service revenue.

Gross profit in the first quarter of 2026 was $4.7 million or a 40% gross margin, a decrease of $0.3 million compared to $5.0 million, or a 43% gross margin, in the prior year period. Gross margin decreased primarily due to higher manufacturing costs and increased product costs related to recent tariff developments as the Company continues its transition to lower-cost contract manufacturers.

Operating expenses were $5.1 million in Q1 2026, a decrease of $0.2 million, or 4% compared to $5.3 million in Q1 2025. The decrease was primarily attributable to lower consulting costs, reduced deal related legal expenses, and cost savings realized from the general and administrative function transfer initiative announced in prior periods.

Net loss was $0.5 million or $0.03 per share for Q1 2026, compared to a net loss of $1.7 million, or $0.10 per share, in the same period of the prior year.

Non-GAAP adjusted EBITDA for Q1 2026 was $0.3 million, compared to Non-GAAP adjusted EBITDA of $0.4 million for Q1 2025.

Cash and cash equivalents as of April 4, 2026 were $4.6 million, a decrease of $1.4 million in the quarter. The Company’s cash usage was planned and reflects the normal annual cycle where usage is highest in the first quarter, primarily due to annual compensation payment timing and other year-end accrued expenses and liabilities being paid during the first quarter. For the remaining quarters of the year, the Company expects to generate cash and for quarterly cash generation to improve sequentially. Cumulatively, the Company expects to generate positive cash flow for fiscal year 2026.

2026 Financial Outlook

The Company is reaffirming its’ annual revenue guidance for the full year 2026 of between $51 million and $53 million. This guidance contemplates the impact of market disruptions from the conflict in the Middle East, which are impacting product delivery timelines. The Company also continues to expect fiscal year 2026 adjusted operating expenses, which exclude depreciation and amortization, and stock compensation, to be in the range of $19 million to $19.5 million and to generate positive operating cash flow in the full year 2026.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com or by dialing +1-646-307-1963 from the US or +1-800-715-9871 internationally and providing Conference ID: 3693990.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2026 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning commercial trends, market adoption and expansion, expectations regarding profitability, demand for and utilization of the Company's products, financial results and forecasts and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks further described in the “Risk Factors” section of Iridex’s most recent Annual Report on Form 10-K, as well as in Iridex’s other reports filed with or furnished to the United States Securities and Exchange Commission (“SEC”), available at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management evaluates and makes operating decisions using various performance measures. In addition to Iridex’s GAAP results, we consider Adjusted EBITDA. This non-GAAP result should not be considered as an alternative to net income, net cash provided by operating activities, or any other performance measure derived in accordance with GAAP. We present this non-GAAP result because management considers it to be an important supplemental measure of Iridex’s performance and refers to such measures when analyzing Iridex’s strategy and operations.

In calculating the above non-GAAP result: Adjusted EBITDA is defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as excluding certain other non-GAAP adjustments. Adjusted EBITDA exclude from their GAAP equivalents items listed below:

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Share-based compensation expense. We excluded from our non-GAAP results the expense related to equity-based compensation plans as it represents expenses that do not require cash settlement from Iridex.
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Severance-related expenses. We excluded from our non-GAAP results the expenses related to restructuring events, partially offset by reversals of previously recognized severance expenses in subsequent periods. These expenses are unrelated to our ongoing operations, vary in size and frequency and are subject to significant fluctuations from period to period due to varying levels of restructuring activity. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational or non-cash expenses involving stock compensation plans or other items.

A detailed reconciliation between Iridex’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release as well as in Iridex’s other reports filed with or furnished to the SEC.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 4, 2026	March 29, 2025
Total revenues	$11,799	$11,896
Cost of revenues	7,058	6,841
Gross profit	4,741	5,055
Operating expenses:
Research and development	905	876
Sales and marketing	2,537	2,453
General and administrative	1,623	1,931
Total operating expenses	5,065	5,260
Loss from operations	(324)	(205)
Other expense, net	(142)	(1,469)
Loss from operations before provision for income taxes	(466)	(1,674)
Provision for income taxes	58	12
Net loss	$(524)	$(1,686)
Net loss per share:
Basic	$(0.03)	$(0.10)
Diluted	$(0.03)	$(0.10)
Weighted average shares used in computing net loss per common share:
Basic	17,311	16,727
Diluted	17,311	16,727

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	April 4, 2026	January 3, 2026
ASSETS
Current assets:
Cash and cash equivalents	$4,595	$6,028
Accounts receivable, net	8,416	9,545
Inventories	9,325	7,877
Prepaid expenses and other current assets	2,248	1,802
Total current assets	24,584	25,252
Property and equipment, net	139	58
Intangible assets, net	904	984
Goodwill	965	965
Operating lease right-of-use assets, net	496	768
Other long-term assets	1,186	1,124
Total assets	$28,274	$29,151
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,054	$5,502
Accrued compensation	1,718	2,340
Accrued expenses	692	608
Other current liabilities	1,900	1,899
Deferred revenue, current	2,040	2,160
Operating lease liabilities, current	424	699
Total current liabilities	12,828	13,208
Long-term liabilities:
Deferred revenue	6,422	6,801
Operating lease liabilities	87	98
Convertible note payable	3,765	3,735
Other long-term liabilities	440	387
Total liabilities	23,542	24,229
Stockholders’ equity:
Series B convertible preferred stock	6,000	6,000
Common stock	174	174
Additional paid-in capital	91,538	91,208
Accumulated other comprehensive loss	(10)	(14)
Accumulated deficit	(92,970)	(92,446)
Total stockholders’ equity	4,732	4,922
Total liabilities and stockholders’ equity	$28,274	$29,151

IRIDEX Corporation

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended
	April 4, 2026	March 29, 2025
Reconciliation of GAAP net loss to Adjusted EBITDA(a)
GAAP net loss	$(524)	$(1,686)

Interest income	(6)	(7)
Other expense	148	1,476
Provision for income taxes	58	12
Depreciation and amortization	372	381
Stock-based compensation	211	213
Severance related expense (for head count reduction)	-	26
Adjusted EBITDA	$259	$415

(a)Defined as earnings before interest income and expense, taxes, depreciation, amortization, and share- based compensation, as well as certain non-GAAP adjustments.